Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of German American Bancorp, Inc. (File No. 333-225668) of our report dated March 1, 2018 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of German American Bancorp, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in proxy statement/prospectus.

/s/ Crowe LLP

Indianapolis, Indiana

July 13, 2018